Exhibit 99.1
PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
For Release
Monday, June 12, 2006

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. ANNOUNCES
$275 MILLION PUBLIC DEBT OFFERING
     HOUSTON, Texas (June 12, 2006)...Smith International, Inc. (NYSE: SII) announced today that it has commenced an offering of $275 million principal amount of Senior Notes due 2016. The Company intends to use the net proceeds from the offering to repay indebtedness under its U.S. revolving credit facility and for general corporate purposes.
     Merrill Lynch & Co. is acting as sole book-running manager on the transaction.
     The offering of these securities will be made only by means of a prospectus and related prospectus supplement. Electronic copies of the prospectus and prospectus supplement may be obtained from Merrill Lynch & Co. at 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080 (telephone: 212-449-1000). Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC Web site at http://www.sec.gov.
     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.